                                                                      Exhibit 31



                             [U.S. Shoe Letterhead]

                                                                  April 7, 1995
DEAR SHAREHOLDER:

      In its continuing attempt to buy U.S. Shoe for the cheapest possible price, Luxottica Group S.p.A. has begun a solicitation campaign asking you to approve "Agent Designations." Luxottica intends to use the Agent Designations to call a Special Meeting of Shareholders at which it will seek to replace U.S. Shoe's independent directors with directors hand-picked by Luxottica. Luxottica admits that its candidates would be committed to consummation of Luxottica's $24 per share tender offer.

      U.S. SHOE'S BOARD OF DIRECTORS HAS UNANIMOUSLY DETERMINED LUXOTTICA'S $24 OFFER TO BE INADEQUATE. DON'T HELP LUXOTTICA PURCHASE YOUR COMPANY AT AN INADEQUATE PRICE. IF LUXOTTICA GAINS CONTROL OF U.S. SHOE'S BOARD OF DIRECTORS, IT WILL HAVE LESS INCENTIVE TO RAISE ITS OFFER. DO NOT SIGN ANY GOLD "AGENT DESIGNATION" CARD SENT TO YOU BY LUXOTTICA. WHETHER OR NOT YOU HAVE RESPONDED TO LUXOTTICA'S SOLICITATION OF "AGENT DESIGNATIONS," YOU ARE URGED TO SIGN, DATE AND MAIL THE ENCLOSED GREEN REVOCATION CARD AS SOON AS POSSIBLE.

      The Board is progressing toward its publicly-stated goal of enhancing value in the near term for U.S. Shoe shareholders. The Board has directed the Company's management and financial advisor, James D. Wolfensohn Incorporated, to pursue opportunities to enhance the value of your investment in U.S. Shoe. To that end:

      - The Company has entered into a definitive agreement to sell U.S. Shoe's footwear business to Nine West for a total consideration of approximately $600 million in cash and warrants.

      - The Board is continuing to explore strategic alternatives, which could include the sale of the Company or one or more of its remaining businesses.

      - We have commenced the process of providing confidential business information to Luxottica to point out why we believe their $24 per share offer is inadequate.

      The eleven members of the U.S. Shoe Board, including nine outside directors who are not officers of the Company, strongly believe U.S. SHOE SHAREHOLDERS ARE MORE LIKELY TO REALIZE GREATER VALUE THROUGH AN ORDERLY AND IMPARTIAL PROCESS CONDUCTED BY THIS BOARD THAN BY RELINQUISHING CONTROL TO LUXOTTICA'S HAND-PICKED REPRESENTATIVES, who are committed to furthering their $24 per share offer.

      In seeking to further its interests instead of yours, Luxottica has:

      - Sued U.S. Shoe in an attempt to block the sale of your Company's footwear business to Nine West for approximately $600 million in cash and warrants.

      - Announced that it intends to pursue three costly, confusing and disruptive solicitations of U.S. Shoe shareholders, all in furtherance of its inadequate $24 per share offer.

      - Ignored the fact that U.S. Shoe stock recently has traded around $26 -- well above what Luxottica has offered you for your shares.

      Send a message to Luxottica that $24 per share is NOT ENOUGH. Reject Luxottica's attempt to take control of the U.S. Shoe Board. DO NOT return any gold "Agent Designation" form you may receive from Luxottica. Instead, please support the U.S. Shoe Board's effort to enhance shareholder value by signing, dating and mailing the enclosed GREEN revocation card today.

      Thank you for your continuing support.
                                            Sincerely,

                                            /s/ BANNUS B. HUDSON
                                            BANNUS B. HUDSON
                                            President and Chief Executive
                                            Officer

      DO NOT SUPPORT LUXOTTICA'S EFFORTS TO BUY YOUR COMPANY AT A PRICE THE BOARD HAS DETERMINED TO BE INADEQUATE.

      PLEASE DISCARD LUXOTTICA'S GOLD AGENT DESIGNATION CARD.

      PLEASE SIGN, DATE AND RETURN THE ENCLOSED GREEN REVOCATION CARD.

      If you have any questions or need assistance voting your U.S. Shoe shares, please call our proxy solicitor:

                             D.F. King & Co., Inc.
                           1-800-628-8528 (Toll-Free)

                       REVOCATION SOLICITATION STATEMENT
                                       OF
                       THE UNITED STATES SHOE CORPORATION
                      in opposition to the solicitation by
             Luxottica Group S.p.A. and Luxottica Acquisition Corp.
                   to call a special meeting of shareholders

     This revocation solicitation, on behalf of the Board of Directors of The United States Shoe Corporation (the "Corporation"), opposes the solicitation by Luxottica Acquisition Corp., a Delaware corporation ("LAC"), and its parent corporation, Luxottica Group S.p.A., a corporation organized under the laws of the Republic of Italy ("Luxottica"), of Appointments of Designated Agents ("Agent Designations") to call a special meeting of shareholders of the Corporation. This solicitation statement of the Corporation is being mailed to shareholders on or about April 10, 1995.

     THE BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS THAT YOU NOT SIGN ANY GOLD AGENT DESIGNATION SENT TO YOU BY LUXOTTICA AND LAC. WHETHER OR NOT YOU HAVE PREVIOUSLY EXECUTED A GOLD AGENT DESIGNATION, THE BOARD URGES YOU TO SIGN, DATE AND RETURN THE ENCLOSED GREEN REVOCATION CARD (A "REVOCATION CARD") AS SOON AS POSSIBLE.

                                   BACKGROUND

     On March 3, 1995, Luxottica and LAC, an indirect wholly-owned subsidiary of Luxottica, commenced a tender offer to purchase all of the Corporation's outstanding common shares without par value, and the associated preference share purchase rights (collectively, the "Common Shares") for a purchase price of $24.00 per Common Share, net to the seller in cash, without interest thereon, upon the terms and subject to the conditions set forth in the Offer to Purchase dated March 3, 1995 (the "Luxottica Offer"). As of March 30, 1995, the initial expiration date of the Luxottica Offer, the Corporation's shareholders had tendered approximately 1.9 million Common Shares (representing only 4.1% of the outstanding Common Shares) to Luxottica and LAC. Luxottica and LAC have extended the Luxottica Offer until April 13, 1995. THE CORPORATION'S BOARD OF DIRECTORS HAS UNANIMOUSLY RECOMMENDED THAT THE SHAREHOLDERS REJECT THE LUXOTTICA OFFER AS INADEQUATE AND NOT IN THE BEST INTERESTS OF THE CORPORATION AND ITS SHAREHOLDERS.

     In connection with the Luxottica Offer, Luxottica and LAC are providing the Corporation's shareholders with a solicitation statement and an Agent Designation. A shareholder's execution of an Agent Designation designates specific persons as agents for the shareholder with authority to take all actions necessary to convene a special meeting of shareholders of the Corporation (the "Special Meeting"). The primary purpose of the Special Meeting is to remove the Corporation's existing directors and fill the vacancies with Luxottica's and LAC's nominees.

     Signing and returning an Agent Designation furthers the interests of Luxottica and LAC in pursuing the Luxottica Offer. Luxottica's and LAC's nominees, if elected, are committed (subject to their fiduciary duties) to ensuring that a future Board of Directors of the Corporation approves the Luxottica Offer at a purchase price of $24.00 per Common Share, a purchase price that the Corporation's present Board of Directors has unanimously determined is inadequate and not in the best interests of the Corporation and its shareholders. Unlike the Corporation's current Board of Directors, which includes nine non-employee, independent directors among its eleven members, following the Special Meeting the Board of Directors could be comprised only of Luxottica's and LAC's hand-picked representatives. Neither Luxottica nor LAC has any fiduciary obligation to protect your interests; their sole obligations are to their own shareholders. Indeed, Luxottica and LAC have stated only one reason for the election of their nominees: to give shareholders the opportunity to accept their $24 offer. In contrast, the current Board of Directors has publicly indicated that its goal is to enhance value for the Corporation's shareholders in the near term by exploring all strategic alternatives, including the sale of the

Corporation, the sale of one or more of the Corporation's businesses and negotiating with Luxottica and LAC under appropriate circumstances.

     THE BOARD OF DIRECTORS THEREFORE RECOMMENDS THAT SHAREHOLDERS NOT RETURN THE AGENT DESIGNATION REQUESTED BY LUXOTTICA AND LAC. TO STOP LUXOTTICA AND LAC FROM USING YOUR COMMON SHARES TO FURTHER THEIR INTERESTS, THE BOARD OF DIRECTORS RECOMMENDS THAT YOU (1) DISCARD ANY GOLD AGENT DESIGNATION AND (2) IF YOU HAVE ALREADY RETURNED A GOLD AGENT DESIGNATION, SIGN, DATE AND RETURN THE ENCLOSED GREEN REVOCATION CARD AS SOON AS POSSIBLE.

     No record date has been set for determining shareholders' eligibility to call for the Special Meeting. In order to call the Special Meeting, Luxottica and LAC must present to the Corporation's President or Secretary Agent Designations representing at least 50% of the Corporation's Common Shares entitled to vote thereat. Shareholders entitled to vote at the Special Meeting will be the record holders of Common Shares on a record date that will be established by the Corporation pursuant to applicable Ohio law. To the extent that Common Shares are held of record by banks, brokers or other financial intermediaries not entitled to vote such Common Shares, such Common Shares can be represented by agents for purposes of calling the Special Meeting only upon the direction of the person entitled to vote such Common Shares at the Special Meeting.

            LUXOTTICA'S AND LAC'S SOLICITATION OF AGENT DESIGNATIONS

     Under the Ohio Revised Code and the Corporation's Regulations, shareholders holding 50% or more of the outstanding Common Shares are entitled to call a special meeting. Accordingly, to call and hold the Special Meeting, Luxottica and LAC must obtain Agent Designations from shareholders holding at least 50% of the Corporation's Common Shares. As of April 5, 1995, there were 46,787,900 Common Shares outstanding. In the event that the Corporation is presented with such a valid written request of the holders of at least 50% of the Corporation's Common Shares entitled to vote at the Special Meeting, the President or Secretary of the Corporation will be obligated to cause a special meeting to be held on a date not less than seven or more than sixty days after receipt of such request. Luxottica and LAC have indicated that they intend to solicit Agent Designations continuously through April 13, 1995 or any later date selected by Luxottica and LAC.

                   Authorization of Call for Special Meeting

     If a shareholder signs and returns an Agent Designation to Luxottica and LAC, such shareholder authorizes Luxottica and LAC to call the Special Meeting. The Agent Designations also provide that the agenda for the Special Meeting will include: (1) a proposal to remove all of the incumbent directors of the Corporation, and to elect Luxottica's and LAC's nominees to the Board of Directors to fill the vacancies resulting from such removal; (2) a proposal to amend the Corporation's Regulations to provide that Section 1701.831 of the Ohio Revised Code ("Section 831"), which requires shareholder approval of a control share acquisition, is not applicable to the Corporation, if the Corporation's shareholders have not previously authorized the Luxottica Offer or if LAC is not otherwise satisfied that Section 831 is inapplicable to the Luxottica Offer or is invalid; and (3) any other matter properly coming before the Special Meeting.

                      Authorization of Conditional Actions

     In addition, by executing an Agent Designation, a shareholder authorizes Luxottica and LAC to set a date for the Special Meeting and to provide shareholders with notice of the Special Meeting if the Corporation fails to fix such date or to provide such notice. The Agent Designation also enables the designated agents to fix the record date for any adjournment of the Special Meeting if the designated agents have duly fixed the record date for the Special Meeting, in accordance with the Ohio Revised Code, and to exercise any other rights necessary for accomplishing the foregoing purposes (collectively, the "Conditional Actions"). The designated agents, however, will not have authority to vote the Common Shares at the Special Meeting.

                              OPPOSITION PROCEDURE

     To oppose Luxottica's and LAC's solicitation of Agent Designations and their efforts to install their Board of Directors and thereby facilitate acceptance of the Luxottica Offer at $24.00 per Common Share, which the current, independent Board of Directors has unanimously determined to be inadequate, the Board urges record holders of Common Shares who have already returned a GOLD Agent Designation to sign and date the GREEN Revocation Card and return it in the enclosed postage-paid envelope. Please discard any GOLD Agent Designation you may receive from Luxottica and LAC. Even if you have already returned a GOLD Agent Designation, you can vote to stop Luxottica and LAC from calling the Special Meeting and furthering their own interests by signing, dating and returning the GREEN Revocation Card. HOWEVER, YOU MUST ACT PROMPTLY TO BE CERTAIN YOUR REVOCATION WILL BE EFFECTIVE. IF YOU DELAY RETURNING YOUR GREEN REVOCATION CARD, YOUR EFFORT TO REVOKE MAY NOT BE SUCCESSFUL.

     If a broker indicates on the form of proxy that it does not have discretionary authority as to certain Common Shares to execute either a GREEN Revocation Card or a GOLD Agent Designation, such an indication will have the practical effect of a vote against the call for the Special Meeting with respect to those Common Shares.

     Each employee participating in The United States Shoe Corporation Tax Incentive Savings Plan is entitled to instruct The Charles Schwab Trust Company, as Trustee, whether to oppose or support the call for the Special Meeting with respect to all Common Shares credited to the employee's accounts under such plan. The Revocation Card will serve as instructions to the Trustee from such participants. Common Shares held in the plan for which instructions are not received by the Trustee from plan participants will be voted by the Trustee in the same proportion as Common Shares for which the Trustee does receive instructions.

     Revocation Cards representing Common Shares held of record will include Common Shares allocated to participants under the Dividend Reinvestment Plan for shareholders of the Corporation and will serve as instructions to the Trustee, as described above, if the registrations are the same. Separate mailings will be made for different registrations.

     Agent Designations on behalf of any Common Shares held in the names of a brokerage firm, bank, bank nominee or other institution on the record date can only be executed upon receipt of specific instructions by such brokerage firm, bank, bank nominee or other institution. Because no action can be taken by the persons responsible for your account unless you provide them with instructions on whether to oppose or support the call for the Special Meeting with respect to the Common Shares you own beneficially, we request that you not provide any instructions to such persons.

     Under the Corporation's confidential shareholder voting policy, proxies, ballots and vote tabulations that identify the particular vote of a shareholder are kept confidential except (i) to allow the independent inspector of election to certify the results of the vote; (ii) as necessary to meet applicable legal requirements, including the pursuit or defense of judicial actions; or (iii) in the event of a proxy or consent solicitation in opposition to the Board of Directors and management of the Corporation. Both the tabulator and the inspector of election are independent of the Corporation, its directors, officers and employees. Accordingly, since Luxottica and LAC are soliciting Agent Designations in opposition to the Board of Directors and management of the Corporation, the confidential shareholder voting policy will not apply.

                                   REVOCATION

     Either a GOLD Agent Designation or a GREEN Revocation Card may be revoked by written notice of revocation to the Corporation. Such revocation may be in any form, but must be signed and dated and must clearly express your intention to revoke your previously executed Agent Designation or Revocation Card. THERE WILL BE NO MEETING AT WHICH YOU CAN REVOKE AN AGENT DESIGNATION OR A REVOCATION CARD. Your latest dated card will supersede any earlier-dated card, except that a GREEN Revocation Card that would otherwise act as a revocation will be inoperative and of no effect if delivered after the date, if any, as of which it is determined that Luxottica and LAC have effectively called the Special Meeting. A shareholder's revocation of a previously executed GOLD Agent Designation will have the effect of opposing Luxottica's and LAC's call for the Special Meeting.

     If you have any questions concerning Luxottica's and LAC's solicitation of Agent Designations, or the Corporation's solicitation of Revocation Cards, please contact D.F.King & Co., Inc. ("D.F. King") at 1-800-628-8528.

                              THE LUXOTTICA OFFER

     On March 3, 1995, Luxottica and LAC commenced the Luxottica Offer. The purpose of the Luxottica Offer is to acquire control of, and the entire equity interest in, the Corporation. According to the Luxottica Offer, Luxottica and LAC intend, following completion of the Luxottica Offer, to effect a merger or similar business combination of the Corporation and LAC or another direct or indirect wholly-owned subsidiary of Luxottica at the same price per Common Share to be paid in the Luxottica Offer, subject to the terms and conditions described in the Luxottica Offer. The Luxottica Offer is conditioned, among other things, upon: shareholder approval of LAC's control share acquisition pursuant to
Section 831 or LAC's satisfaction that the provisions of Section 831 are invalid or inapplicable to the Luxottica Offer; LAC's satisfaction that it has obtained sufficient financing to enable it to consummate the Luxottica Offer; the Corporation's preferred share purchase rights having been redeemed by the Board of Directors, or LAC being satisfied that the rights have been invalidated or are otherwise inapplicable to the Luxottica Offer and the proposed merger; and LAC being satisfied, in its sole discretion, that after consummation of the Luxottica Offer the restrictions contained in the Ohio Business Combination Law will not apply to the proposed merger. Under the Ohio Business Combination Law, if LAC were to acquire control of 10% or more of the total voting power of the Corporation in the election of directors, and so become an "interested shareholder", the Corporation could not engage in a "business combination" (including the proposed merger) with LAC or any LAC affiliate for three years after LAC became an interested shareholder. The Ohio Business Combination Law also imposes restrictions on such transactions thereafter. The three-year prohibition would not apply to the proposed merger if, among other things, the Corporation's Board of Directors were to adopt a resolution approving the proposed merger or exempting it from the Ohio Business Combination Law, by resolution adopted before LAC becomes an interested shareholder.

                       RESPONSE OF THE BOARD OF DIRECTORS

     At meetings of the Board of Directors held on March 8, 10, and 14-15, 1995, the Board of Directors met with its financial and legal advisers and considered the Luxottica Offer and various matters related thereto, including reports by the Corporation's financial adviser, James D. Wolfensohn Incorporated ("Wolfensohn"), on the financial condition and performance and potential values of the Corporation's three businesses; the terms and conditions of the Luxottica Offer; progress toward the Board's objective of enhancing shareholder value, including the after-tax consequences to the Corporation of certain transactional alternatives, and other matters. At its March 14-15 meeting, the Board of Directors unanimously determined that the Luxottica Offer is inadequate and not in the best interests of the Corporation and its shareholders. ACCORDINGLY, THE BOARD OF DIRECTORS HAS UNANIMOUSLY RECOMMENDED THAT SHAREHOLDERS REJECT THE LUXOTTICA OFFER AND NOT TENDER THEIR COMMON SHARES PURSUANT TO THE LUXOTTICA OFFER. The Board of Directors believes that the best means of providing value to shareholders is to explore fully all alternatives, and has directed its financial adviser and management to continue to do so.

     In reaching its conclusions that the Luxottica Offer is inadequate and not in the best interests of the Corporation and its shareholders, the Board of Directors took into account numerous factors, including but not limited to:

          (i) The Board's familiarity with the business, financial condition and prospects of the Corporation and of its Women's Apparel Retailing Group, Optical Retailing Group and Footwear Group and, as a result of the strategic review of the Corporation's three business units and corporate configuration which had been initiated in 1994, its previous analyses of possible strategic alternatives to the Luxottica Offer;

          (ii) The written opinion of Wolfensohn to the effect that the consideration offered pursuant to the Luxottica Offer is inadequate, from a financial point of view, to the shareholders of the Corporation;

          (iii) An analysis of the price offered in the Luxottica Offer as a multiple of certain historical financial results of the Corporation and a comparison of such price to prices paid for acquisitions of comparable companies and to trading prices of the Common Shares;

          (iv) The fact that the Luxottica Offer is subject to financing and to numerous other conditions;

          (v) The value to the Corporation and its shareholders of the Corporation's definitive agreement, announced on March 16, 1995, to sell the Footwear Group to Nine West Group Inc.; pursuant to the agreement, Nine West has agreed to purchase the Footwear Group for $560 million in cash, plus warrants to purchase 3.7 million shares of Nine West common stock at a price of $35.50 per share at any time during the next 8.5 years; and

          (vi) The interest expressed by other parties to explore potential alternative transaction strategies.

     The Corporation and Wolfensohn are continuing to explore strategic alternatives, including the sale of the Corporation or one or more of its remaining businesses. Wolfensohn has received inquiries from, and has initiated discussions with, numerous parties, which are ongoing. In addition, the Corporation's Board, as part of its ongoing exploration of alternatives to enhance shareholder value in the near term, is providing certain non-public information about the Corporation to Luxottica and LAC under a confidentiality agreement.

     The Corporation recognizes that the return of an Agent Designation supporting the call of the Special Meeting is not the same as a decision to tender your Common Shares, or to remove directors, elect directors or take other action at the Special Meeting. The Directors recommend, however, that shareholders not facilitate Luxottica's and LAC's current offer of $24.00 per Common Share because the Directors are convinced that the Luxottica Offer is inadequate, and believe that Directors who are NOT affiliated with Luxottica and LAC are best equipped to enhance value for the Corporation's shareholders.

     THE BOARD OF DIRECTORS THEREFORE RECOMMENDS THAT SHAREHOLDERS NOT RETURN THE AGENT DESIGNATION REQUESTED BY LUXOTTICA AND LAC. TO STOP LUXOTTICA AND LAC FROM USING YOUR COMMON SHARES TO FURTHER THEIR INTERESTS, THE BOARD OF DIRECTORS RECOMMENDS THAT YOU (1) DISCARD ANY GOLD AGENT DESIGNATION AND (2) IF YOU HAVE ALREADY RETURNED A GOLD AGENT DESIGNATION, SIGN, DATE AND RETURN THE ENCLOSED GREEN REVOCATION CARD AS SOON AS POSSIBLE.

     THE RETURN OF A SIGNED REVOCATION CARD OR AGENT DESIGNATION BY A SHAREHOLDER IS INDEPENDENT OF ANY DECISION BY SUCH SHAREHOLDER WHETHER OR NOT TO TENDER COMMON SHARES PURSUANT TO THE LUXOTTICA OFFER. THE RETURN OF A SIGNED REVOCATION CARD OR AGENT DESIGNATION BY A SHAREHOLDER IS ALSO INDEPENDENT OF ANY PROXY PREVIOUSLY EXECUTED BY SUCH SHAREHOLDER IN CONNECTION WITH THE 831 SPECIAL MEETING TO BE HELD PURSUANT TO THE OHIO CONTROL SHARE ACQUISITION ACT.

                            SOLICITATION OF PROXIES

     In addition to solicitation by mail, directors, officers and regular employees of the Corporation may solicit revocations in person, by telephone or by telecopier, none of whom will receive additional compensation for such solicitations. The Corporation also has retained D.F. King to assist it in connection with the solicitation, at an estimated fee of $50,000, plus reimbursement of out-of-pocket expenses. In addition, the Corporation has retained Abernathy MacGregor Scanlon as public relations adviser to assist the Corporation with its communications to shareholders in connection with this solicitation, at an estimated fee of $75,000, plus reimbursement of out-of-pocket expenses. The following officers or employees of Wolfensohn, the Corporation's financial adviser (599 Lexington Avenue, New York, New York 10022), may also solicit Revocation Cards: Glen S. Lewy; H. Marshall Sonenshine; and D. G. Kim. The costs of solicitation will be borne by the Corporation. As of April 6, 1995, the Corporation has incurred approximately $115,000 in expenses in connection with this solicitation. The Corporation estimates that it will expend an additional $130,000 in connection with this solicitation.

             SECURITY OWNERSHIP OF CERTAIN BENEFICIAL SHAREHOLDERS

     The following table sets forth information, as of March 3, 1995 (unless a different date is specified in the notes to the table), with respect to (a) each person known by the Board of Directors of the Corporation to be the beneficial owner of more than 5% of the Corporation's outstanding Common Shares, (b) each current director of the Corporation, (c) each of the Named Executive Officers (as defined in Item 402(a)(3) of Regulation S-K) and (d) all directors and executive officers of the Corporation as a group:

                                    AMOUNT AND        SHARES SUBJECT
                                     NATURE OF          TO OPTIONS
                                    BENEFICIAL          EXERCISABLE         PERCENT OF
         SHAREHOLDER               OWNERSHIP(A)       WITHIN 60 DAYS         CLASS(B)
- ------------------------------    ---------------     ---------------     ---------------
Mellon Bank Corporation              4,678,000(c)                               10.1%
One Mellon Bank Center
Pittsburgh, Pennsylvania 15258

The Prudential Insurance             3,168,100(d)                                6.8%
  Company of America
Prudential Plaza
Newark, New Jersey 07102

Sasco Capital, Incorporated          2,971,200(e)                                6.4%
10 Sasco Hill Road
Fairfield, Connecticut 06430

Leon G. Cooperman                    2,678,100(f)                                5.8%
c/o Omega Capital Partners
88 Pine Street
New York, New York 10005

Joseph H. Anderer                       40,711             17,999                   *
Philip E. Beekman                        7,000              1,999                   *
David M. Browne                        155,738(g)(h)       80,250                   *
Gilbert Hahn, Jr.                       31,000             23,999                   *
Noel E. Hord                            38,000(g)          12,500                   *
Roger L. Howe                           21,000              1,999                   *
Bannus B. Hudson                       320,699(g)         177,000                   *
Lorrence T. Kellar                      23,006             11,999                   *
Albert M. Kronick                       47,999(h)          20,000                   *
Thomas Laco                             50,800(h)           3,999                   *
Charles S. Mechem, Jr.                  36,500             13,333                   *
John L. Roy                             40,000             23,999                   *
Michael M. Searles                     131,000             50,000                   *
Phyllis S. Sewell                       14,000              3,999                   *
K. Brent Somers                        101,027(g)(h)       55,000                   *

All directors and executive
  officers as a group (22
  persons)                           1,362,753(g)(h)      695,520               2.93%

*Percent of class is less than 1%

     (a) The Securities and Exchange Commission has defined "beneficial owner" of a security to include any person who has or shares voting power or investment power with respect to any such security or who has the right to acquire beneficial ownership of any such security within 60 days. Unless otherwise indicated, (i) the amounts owned reflect direct beneficial ownership, and (ii) the person indicated has sole voting and investment power. Amounts shown include the number of Common Shares subject to outstanding options under the Corporation's stock option plans that are exercisable within 60 days.

     (b) The percentages shown are calculated on the basis that outstanding shares include Common Shares subject to outstanding options under the Corporation's stock option plans that are exercisable by directors and officers within 60 days.

     (c) Mellon Bank Corporation, on behalf of itself and its direct or indirect subsidiaries, Boston Safe Deposit and Trust Company, Mellon Bank, N.A., Mellon Capital Management Corporation, The Boston Company Advisors, Inc., The Boston Company Asset Management, Inc. and The Dreyfus Corporation, has reported (in Amendment No. 3 to a Schedule 13G dated March 8, 1995 and filed with the Securities and Exchange Commission) that as of that date it had sole voting power with respect to 3,562,000 Common Shares, shared voting power with respect to 20,000 Common Shares, sole dispositive power with respect to 3,919,000 Common Shares and shared dispositive power with respect to 759,000 Common Shares.

     (d) The Prudential Insurance Company of America has reported (in a Schedule 13G dated February 2, 1995 and filed with the Securities and Exchange Commission) that as of December 31, 1994 it had sole voting power and sole dispositive power with respect to 265,600 Common Shares and shared voting power and shared dispositive power with respect to 2,902,400 Common Shares.

     (e) Sasco Capital, Incorporated has reported (in a Schedule 13G dated February 3, 1995 and filed with the Securities and Exchange Commission) that as of that date it had sole voting power with respect to 1,519,300 Common Shares and beneficial ownership to direct disposition with respect to 2,971,200 Common Shares.

     (f) Leon G. Cooperman of Omega Capital Partners, L.P., Omega Institutional Partners, L.P., Omega Overseas Partners, Ltd., Omega Overseas Partners II, Ltd., and Omega Advisors, Inc., has reported (in a Schedule 13D dated March 6, 1995 and filed with the Securities and Exchange Commission) that as of that date he had sole voting power and sole dispositive power with respect to 2,014,300 Common Shares and shared voting power and shared dispositive power with respect to 663,800 Common Shares.

     (g) Includes restricted Common Shares granted under The United States Shoe Corporation 1988 Employee Incentive Plan, which total 25,000, 7,985, 20,000 and 5,000 for Messrs. Hudson, Browne, Hord and Somers, respectively, and 57,985 for all directors and executive officers as a group.

     (h) Includes Common Shares in which the reporting person disclaims beneficial ownership. Messrs. Browne, Kronick and Somers disclaim beneficial ownership of 33 Common Shares, 2,000 Common Shares and 200 Common Shares, respectively; such Common Shares are owned by their spouses. Mr. Laco disclaims beneficial ownership of 2,800 Common Shares; such Common Shares are held in trust for family members. Directors and executive officers as a group disclaim beneficial ownership of 5,033 Common Shares; such Common Shares are owned by certain executive officers' spouses.

                             SHAREHOLDER PROPOSALS

     Proposals of security holders to be presented at the 1995 Annual Meeting of Shareholders of the Corporation must have been in proper form and received by the Corporation by December 22, 1994.

                                            By Order of the Board of Directors,

                                            JAMES J. CROWE,
                                            Secretary
Cincinnati, Ohio
April 7, 1995

                       THE UNITED STATES SHOE CORPORATION
     THIS REVOCATION CARD IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS
           IN OPPOSITION TO THE SOLICITATION OF AGENT DESIGNATIONS BY
             LUXOTTICA ACQUISITION CORP. AND LUXOTTICA GROUP S.P.A.
The undersigned shareholder, acting with regard to all common shares, without par value (the "Common Shares"), of The United States Shoe Corporation, an Ohio corporation, owned by such shareholder, hereby REVOKES any previously executed Agent Designation requesting the call of a special meeting of shareholders (the "Special Meeting") and granting authority to take the Conditional Actions (as defined in "Authorization of Conditional Actions" in the Corporation's Revocation Solicitation Statement) described in the Solicitation Statement of Luxottica Acquisition Corp. and Luxottica Group S.p.A, dated March 28, 1995. This Revocation Card also constitutes instructions to The Charles Schwab Trust Company, as Trustee, to revoke Agent Designations with respect to all Common Shares, if any, held by such Trustee which are credited to the undersigned under The United States Shoe Corporation Tax Incentive Savings Plan.
THE BOARD OF DIRECTORS STRONGLY RECOMMENDS THAT YOU REVOKE ANY PREVIOUSLY EXECUTED AGENT DESIGNATION REQUESTING THE CALL OF THE SPECIAL MEETING AND GRANTING AUTHORITY TO TAKE THE CONDITIONAL ACTIONS BY PROPERLY SIGNING, DATING AND RETURNING THIS REVOCATION CARD.
                                            PLEASE SIGN THIS REVOCATION CARD
                                            EXACTLY AS YOUR NAME APPEARS HEREON.
                                            IF SIGNING AS ATTORNEY,
                                            ADMINISTRATOR, EXECUTOR, GUARDIAN OR
                                            TRUSTEE, PLEASE GIVE TITLE AS SUCH.
                                            IF A CORPORATION, THIS SIGNATURE
                                            SHOULD BE THAT OF AN AUTHORIZED
                                            OFFICER WHO SHOULD STATE HIS OR HER
                                            TITLE. IF A PARTNERSHIP, SIGN IN
                                            PARTNERSHIP NAME BY AUTHORIZED
                                            PERSON.
                                            Date:                       , 1995
                                                  ---------------------

                                            -----------------------------------
                                                         Signature

                                            -----------------------------------
                                                 Signature if held jointly